UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

WELBILT, INC.

(Name of Registrant as Specified In Its Charter)

Ali Holding S.r.l.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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FOR IMMEDIATE RELEASE

Ali Group Confirms Proposal to Acquire Welbilt

CHICAGO, May 28, 2021 — In response to media reports, Ali Holding S.r.l. (“Ali Group”), one of the largest and most diversified global leaders in the foodservice equipment industry, today confirmed that on May 25, 2021, it submitted to the Board of Directors of Welbilt, Inc. (NYSE: WBT) a proposal under which Ali Group would acquire all of the outstanding shares of Welbilt common stock for $23.00 per share in cash. This proposal represents a premium of 47.2% to the Welbilt share price as of April 20, 2021, the last trading day prior to The Middleby Corporation’s (NASDAQ: MIDD) announcement of its pending all-stock transaction with Welbilt, and a premium of approximately 13.9% to the implied value of the Middleby transaction as of May 24, 2021, the last trading day prior to Ali Group submitting its proposal to Welbilt.

Ali Group has substantial cash on hand and has received a Highly Confident Letter from Goldman Sachs International for new financing to fund the proposed transaction. Ali Group will obtain fully underwritten, binding commitment letters for any debt financing prior to signing a definitive merger agreement, which will not contain any financing condition. Ali Group is also highly confident its proposed transaction will obtain all necessary regulatory approvals in a timely manner without the uncertainty created by the antitrust provisions contained in the Middleby transaction.

Ali Group issued the following statement:

Ali Group has a 60-year history in the foodservice equipment sector and has long-admired Welbilt. Our $23 per share proposal delivers significant cash premium value to Welbilt shareholders and is superior in every respect to Welbilt’s pending all-stock transaction with Middleby. In addition to superior value, our proposal offers greater certainty of closing for Welbilt and its shareholders. We and our advisors look forward to engaging with Welbilt and its advisors to quickly negotiate and finalize a definitive agreement.

Advisors

Goldman Sachs & Co. LLC is serving as Ali Group’s financial advisor, and Alston & Bird is acting as legal advisor.

About Ali Group

Founded in 1963, Ali Group is an Italian corporation with headquarters located in Milan, Italy and North American operations based in Chicago, Illinois. Through its subsidiaries, the company designs, manufactures, markets and services a broad line of commercial and institutional foodservice equipment used by major restaurant and hotel chains, independent restaurants, hospitals, schools, airports, correctional institutions and canteens.

Ali Group and its 80 global brands employ approximately 10,000 people in 30 countries and, in terms of sales, is one of the world’s largest groups in this industry. It has 58 manufacturing facilities in 15 countries and sales and service subsidiaries throughout Europe, North America, South America, the Middle East and Asia Pacific.

For more information on Ali Group products and services, visit www.aligroup.com.

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Additional Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Ali Group has made for a business combination transaction with Welbilt, Inc. In furtherance of this proposal and subject to future developments, Ali Group (and, if a negotiated transaction is agreed to, Welbilt) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Ali Group and/or Welbilt may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF WELBILT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Welbilt. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Ali Group through the web site maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

Ali Group and certain of its directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Information regarding the interests of these participants in any such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. These documents can be obtained free of charge from the sources indicated above.

Contacts:

Ryan Blackman

Director of Marketing & Communications

(847) 215-5090

rblackman@aligroup.com

Matthew Sherman / Andrew Siegel / Tanner Kaufman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449